Exhibit 99.1

Supplement to Proxy Statement dated April 5, 2010

May 6, 2010

We are issuing this proxy statement supplement to provide additional information about our proposal to amend our Articles of Association with respect to authorized share capital for general purposes (Agenda Item No. 6), and to inform shareholders of ACE’s commitment to use no more than 68,000,000 shares (19.99% of currently existing share capital) in issuances without pre-emptive rights, unless it seeks a further shareholder vote. Further detail follows.

We understand that, given this commitment, proxy advisory firm RiskMetrics Group will issue a client alert changing its recommendation with respect to Agenda Item No. 6 to a recommendation that shareholders vote “FOR” the item.

Our Board of Directors has proposed shareholder approval of an amendment to Article 6 of the Articles of Association to authorize our Board of Directors to increase the Company’s share capital, within two years following the 2010 Annual General Meeting, by up to a maximum amount equal to CHF 4,417,000,000, divided into 140,000,000 shares. Following shareholder approval, this capital could then be used as authorized by our Board for a variety of purposes, including in connection with acquisitions of other companies or raising capital following significant catastrophes that would otherwise have a material effect on our balance sheet or financial condition.

Shareholders of a Swiss company are generally entitled to pre-emptive rights in connection with issuances of shares. As a result, Swiss companies often conduct rights offerings to existing shareholders at the time of public or private offerings of shares. As described in our proxy statement, Article 6 would include authorization to the Board of Directors, in certain enumerated instances and subject to Swiss and other applicable laws and regulations, to limit or withdraw the shareholders’ pre-emptive rights. We believe these specific exceptions to pre-emptive rights, if approved by our Board, would better position ACE to react to significant opportunities or occurrences, and are critical to our ability to operate and grow our company.

To further clarify Agenda Item No. 6, the Company agrees that, if its shareholders approve the agenda item, the Company will not issue more than 68,000,000 shares (19.99% of its currently existing share capital) pursuant to Article 6 during the two-year period that the share capital authorization contained in Article 6 remains in effect without either providing the Company’s shareholders the opportunity to exercise pre-emptive rights or seeking specific shareholder approval for such issuance. Such undertaking would apply only to shares issued pursuant to the authorization of share capital for general purposes set forth in Article 6, and not shares issued pursuant to conditional share capital authorizations that already exist under our Articles of Association and which are not being voted upon at the 2010 Annual General Meeting.

In all other respects Agenda Item No. 6 and each of the other agenda items set forth in our proxy statement are as described in our proxy statement.

Our Board of Directors recommends a vote “FOR” the amendment of Article 6 of our Articles of Association, authorizing the Board of Directors to increase the Company’s share capital for general purposes.

Our annual meeting will be held at the same place, on the same date and at the same time as announced in our proxy statement, which is Wednesday, May 19, 2010 at 2:30 p.m. Central European time (doors open at 1:30 p.m. Central European time) at the offices of ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Wednesday, May 19, 2010.

This supplement, as well as our proxy statement for the 2010 Annual General Meeting, form of proxy card and 2009 Annual Report are available at http://phx.corporate-ir.net/phoenix.zhtml?c=100907&p=proxy

Important Information Regarding Voting

If you have already voted on Agenda Item No. 6 or any other agenda item described in the Company’s proxy statement and you wish to change or revoke your vote, you may do so by:

•	Sending in another signed proxy with a later date,

•	Sending a letter revoking your proxy to our Corporate Secretary at ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland, or

•	Attending the Annual General Meeting and voting in person.

If you are a beneficial holder, please follow the voting instructions provided by your broker in order to change or revoke your vote.

If you have granted your proxy to the independent proxy and you wish to revoke or change the proxy, you should send a revocation letter, and a new proxy, if applicable, directly to the independent proxy, Dr. Claude Lambert, Homburger AG, Weinbergstrasse 56/58, PO Box 194, CH-8042 Zurich, Switzerland.

If you wish to revoke or change your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken. If you are a record holder, in order to assure that your votes are tabulated in time to be voted at the Annual General Meeting, you must submit your revoked or changed proxy so that your proxy card is received by 6:00 p.m. Central European time (12:00 noon Eastern Daylight time) on May 18, 2010. If you are a beneficial holder, in order to assure that your votes are tabulated in time to be voted at the Annual General Meeting, you must submit your revoked or changed voting instructions in enough time so that your broker will be able to vote by 11:59 p.m. Eastern Daylight Time on May 17, 2010. Revocation of, or changes to, proxies issued to the independent proxy must be received by the independent proxy by May 12, 2010, 12:00 noon Central European time.

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